Exhibit 99.1

Anthera Pharmaceuticals Provides Business Update and Reports Third Quarter 2015 Financial Results

•	Closed $29 million public offering in July including full exercise of underwriters’ option to purchase additional shares

•	Completed capsule manufacturing in support of the SOLUTION clinical study

•	Initiated the SOLUTION clinical study of oral Sollpura™

•	To regain all Japan rights to blisibimod following termination of Asia partnership

HAYWARD, Calif., November 6, 2015 (GLOBE NEWSWIRE) -- Anthera Pharmaceuticals, Inc. (Nasdaq:ANTH) today provided a business update and reported financial results for the third quarter ended September 30, 2015.

Recent Developments and Business Highlights:

Clinical Development

•	Sollpura™ (liprotamase)

o	Completed Manufacturing, Testing and Release of Sollpura™ Capsules
In August, we completed the manufacturing of Sollpura™ capsules in two dosage strengths, which enabled the initiation of our Phase 3 clinical study, SOLUTION and triggered the achievement of several milestones under a research award granted to us by Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”).  Consequently, we expect to receive research funding of approximately $1.4 million from CFFT in the fourth quarter.

o	Initiated Phase 3 Clinical Study
In September, we initiated the SOLUTION Phase 3 clinical study evaluating the efficacy and safety of Sollpura™ in patients with cystic fibrosis who suffer from exocrine pancreatic insufficiency.  The SOLUTION study is expected to enroll approximately 130 patients across more than 50 clinical sites around the United States and Europe.  For more information on the SOLUTION clinical study, please visit https://clinicaltrials.gov/ct2/show/NCT02279498

o	Pediatric Clinical Study is Under Development
We began planning for a second clinical study, SIMPLICITY, to support pediatric use.  The SIMPLICITY clinical study will use a powder for solution formulation of Sollpura™ that is packaged in sachets for ease of administration. SIMPLICITY is currently planned for initiation in late 2015 or early 2016.  Manufacturing activities to support the SIMPLICITY study, including finalizing the new sachet formulation are complete. Planning for the manufacture of two dosage strengths of Sollpura™ Powder for Oral Solution sachets are in progress.  Feedback from the European Medicines Agency and U.S. FDA on the company’s pediatric plan was received.  The SIMPLICITY clinical study design is being modified to incorporate the agencies’ suggestions.  SIMPLICITY will be the first clinical study to study the use of a powder for solution formulation in an easy to administer packet.

•	Blisibimod - Systemic Lupus Erythematosus (“SLE”)

o	Phase 3 CHABLIS-SC1 Clinical Study Enrollment Completed
We closed enrollment for this study in July after we surpassed the enrollment target of 400 patients.  Topline efficacy and safety data from the study is expected in the second half of 2016.

o	Phase 3 CHABLIS 7.5 is Approaching Initiation
Planning for our second Phase 3 lupus study, CHABLIS 7.5 study is well underway.  The CHABLIS 7.5 study will evaluate the efficacy and safety of blisibimod when administered on top of standard-of-care medication in patients with severe, seropositive SLE that is inadequately controlled with corticosteroids.  Patient eligibility for this study is informed by responder traits identified in the Phase 2 study with blisibimod as well as the large Phase 3 programs with other BAFF inhibitors. For more information about the CHABLIS 7.5 study, please visit https://clinicaltrials.gov/ct2/show/NCT02514967.

•	Blisibimod – IgA Nephropathy

o	Continued Enrollment in the Phase 2/3 BRIGHT-SC Clinical Study
Recruitment in the Phase 2/3 BRIGHT-SC clinical study in patients with IgA nephropathy is ongoing despite the pending termination of a collaborative arrangement with our partner in Japan.  The BRIGHT-SC study remains fully blinded and will continue as planned.  We will regain worldwide rights to blisibimod upon the effective date of the termination on January 7, 2016, at which time we may explore the possibility of an early examination of clinical data from the BRIGHT-SC study, which may provide helpful insight into the future development of blisibimod for IgA nephropathy.

Summary of Financial Results

•
Cash Position.  Cash and cash equivalents totaled $55.8 million on September 30, 2015, compared to $2.6 million as of December 31, 2014.  The increase was mainly attributable to our March and July public offerings of common stock, sale of common stock through an at-the-market program, equity investment and cost reimbursement from our partner in Japan, offset by cash used in operations.

•
Revenues.  License and collaborative revenues for the third quarter and nine months ended September 30, 2015 totaled $0.7 million and $1.3 million, respectively.  As a result of the pending termination of a collaborative arrangement with our partner in Japan, we accelerated the amortization of our deferred revenue to correspond with the shortened collaborative period, which resulted in an increase of $0.4 million in license revenue during quarter ended September 30, 2015.

•
R&D Expense.  Research and development expenses for the third quarter of 2015 increased by $5.1 million to $10.4 million from $5.3 million in the third quarter of 2014.  This increase was mainly driven by expenses associated with manufacturing and initiation of our Phase 3 SOLUTION clinical study of Sollpura™ and higher clinical development expense for our blisibimod program.  Additionally, non-cash stock-based compensation expense increased by $0.5 million from the third quarter of 2014 due to equity grants issued during the third quarter of 2015.

•
G&A Expense.  General and administrative expenses increased by $0.7 million for the third quarter of 2015 to $2.1 million from $1.4 million in the third quarter of 2014.  The increase was mainly due to an increase of $0.4 million in non-cash stock based compensation expense compared to the third quarter of 2014 and higher professional services.

•
Research Award.  Research award, granted to us in March of 2015 by CFFT and recorded as an offset to operating expense, totaled $0.4 million and $1.5 million for the third quarter and nine months ended September 30, 2015.  The amount of the research award we recognized represents the value of milestones we have achieved under the award agreement as of September 30, 2015.

•
Net Loss.  Net loss for the third quarter of 2015 was $11.3 million, or $0.29 per basic and diluted share, compared to $7.0 million, or $0.31 per basic and diluted share, for the third quarter of 2014.  The increase in net loss was primarily related to the advancement of our blisibimod program and the initiation of Sollpura™ in a Phase 3 clinical study.

•	Warrant Expiration. In September 2015, we reduced our fully diluted shares outstanding by 516,660 due to the expiration of warrants issued in a prior financing transaction.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about Anthera's expectations with respect to its public offering, including statements about its intended use of proceeds from the offering.  Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc.

         nagarwal@anthera.com or 510-856-5600x5621

Source: Anthera Pharmaceuticals, Inc.

ANTHERA PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
License revenue	$548	$—	$743	$—
Collaboration revenue	185	—	524	—
Total revenues	733	—	1,267	—

Operating Expenses:
Research and development	$10,359	$5,268	$24,893	$16,312
General and administrative	2,091	1,419	5,694	4,849
Research award	(367)	—	(1,467)	—
Total operating expenses	12,083	6,687	29,120	21,161
Loss from operations	(11,350)	(6,687)	(27,853)	(21,161)

Other Expenses:
Interest expense	—	(286)	—	(905)
Other income (expense)	24	(14)	(28)	(93)
Total other income (expense)	24	(300)	(28)	(998)

Net loss	$(11,326)	$(6,987)	$(27,881)	$(22,159)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.29)	$(0.31)	$(0.81)	$(1.03)

Weighted-average number of shares used in per share calculation: basic and diluted	39,241,738	22,747,308	34,260,866	21,459,516

ANTHERA PHARMACEUTICALS, INC. BALANCE SHEET DATA (in thousands, except share data) (unaudited)

	September 30, 2015	December 31, 2014

Cash and cash equivalents	$55,762	$2,639
Accounts receivable	$983	$—
Total assets	$57,454	$3,490
Total deferred revenue	$1,957	$—
Total liabilities, excludes deferred revenue	$10,187	$5,751
Accumulated deficit	$(344,692)	$(316,811)
Total shareholders' equity (deficit)	$45,310	$(2,261)
Common shares outstanding	39,875,405	23,005,209